Exhibit 99.3

The following is an excerpt from the transcript of International Paper Company’s conference call with officers held on October 27, 2011:

ADDITIONAL INFORMATION

In connection with the proposed merger, Temple-Inland has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to shareholders of Temple-Inland. Investors and security holders are advised to read the definitive proxy statement because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other relevant documents filed by Temple-Inland at the SEC website at http://www.sec.gov. The definitive proxy statement and other relevant documents also may be obtained (after it has been filed with the SEC) for free from International Paper by directing such request to International Paper, Investor Relations, telephone (800) 678-8715.

CERTAIN INFORMATION REGARDING PARTICIPANTS

International Paper and certain of its directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of International Paper’s directors and executive officers in International Paper’s Annual Report on Form 10-K for the year ended December 31, 2010 which was filed with the SEC on February 25, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 8, 2011. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the definitive proxy statement that Temple-Inland intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

[John V. Faraci, Chairman and Chief Executive Officer]: In terms of Temple, we still need the same things to get the transaction to the finish line. DOJ approval, which we think we’ll get, and the satisfactory shareowners vote by Temple shareowners which we also think we’ll get. Temple has filed a response to the SEC on the proxy we sent and will be setting a date for the shareowner vote in the next couple of weeks. We’ve complied with the second request the Justice Department had. We did that last Friday and we think the process is going to start to move a little faster now that we’ve done that but it’s still going to take a little bit of time. I think the integration process has gone well. Being led by John Balboni, he’s handling – or leading – the corporate side of this, and John Sims the business side. I’ve met with Doyle Simons twice. Both have been good meetings. There was a joint meeting between IP and Temple on October 12 here and we’ve had several integration teams going to Austin over the last several weeks. There’s a limit to what we can do because we don’t have DOJ approval but on the people side and some of the IT planning we can get going and we are going. We’re still targeting day 1 for later this year or early January. Just depends on shareowner vote and DOJ approval but we’re getting closer.